Exhibit 23.3

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statement on Forms S-3 (Nos. 333-85711, and 333-102200) and Forms S-8 (Nos. 2-94539, 33-49693, 333-03055, 333-51595, 333-55124, 333-102211 and 333-102220) of National Fuel Gas Company of our report dated October 23, 2003 relating to the financial statements and financial statement schedule, which appears in this Form 10-K.

PricewaterhouseCoopers LLP

Buffalo, New York
December 29, 2003